UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Variable Series Trust II

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VARIABLE PORTFOLIO – VICTORY ESTABLISHED VALUE FUND

50606 Ameriprise Financial Center

Minneapolis, MN 55474

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about February 8, 2013, is being provided to the shareholders of Variable Portfolio-Victory Established Value Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated March 1, 2011. The Fund currently has one subadviser. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under of the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund and Columbia Management’s policies.

VICTORY CAPITAL MANAGEMENT, INC. AND THE NEW SUBADVISORY AGREEMENT

Prior to November 19, 2012, Goldman Sachs Assets Management, L.P. (“Goldman Sachs”) served as the sole subadviser to the Fund. At a meeting of the Board on September 12-13, 2012, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to terminate the subadvisory agreement with Goldman Sachs as subadviser to the Fund; (ii) to approve a subadvisory agreement with Victory Capital Management Inc. (“Victory Capital”), which became effective on November 19, 2012; (iii) to change the name of the Fund to Variable Portfolio-Victory Established Value Fund; and (iv) to modify the Fund’s principal investment strategies to reflect Victory Capital’s investment process.

The recommendation to terminate Goldman Sachs and to hire Victory Capital was made by Columbia Management primarily due to changes in Goldman Sachs’ portfolio management, underperformance, and concerns about insufficient downside protection.

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Net Assets (billions)	Annual rate at each asset level
First $0.5	0.780%
Next $0.5	0.755%
Next $1.0	0.730%
Next $1.0	0.705%
Next $3.0	0.680%
Over $6.0	0.650%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this transaction. Columbia Management, in turn, pays Victory Capital a fee out of its own assets, calculated at the following rates:

•	0.32% on the first $400 million, reducing to 0.30% as assets increase

Columbia Management paid Goldman Sachs a fee out of its own assets under the former Subadvisory Agreement with Goldman Sachs at the rate of 0.45% on all assets.

	Fees paid by the Fund to Columbia Management for the period from January 1, 2012 through November 19, 2012*	Fees paid by Columbia Management to Goldman Sachs for the period from January 1, 2012 to November 16, 2012	Fees that would have been paid by Columbia Management to Victory Capital had the Subadvisory Agreement with Victory Capital had been in effect for the period from January 1, 2012 to November 16, 2012**	Differences between the fees paid to Goldman Sachs and the fees that would have been paid to Victory Capital for the period from January 1, 2012 to November 16, 2012**
Variable Portfolio-Victory Established Value Fund (12/31/11)	$6,424,236.69	$3,730,510.29	$2,594,078.35	$1,136,431.94

*	Columbia Management uses these fees to pay the subadviser.
**	These amounts are based upon monthly asset estimates.

Other than the different fee schedule, there are no material differences affecting the Fund or its shareholders with respect to the Victory Capital Subadvisory Agreement, compared to the Goldman Sachs subadvisory agreement.

INFORMATION ABOUT VICTORY CAPITAL

Victory Capital is a wholly-owned, independent subsidiary of KeyCorp, with 143 employees, including 65 investment professionals located in Brooklyn (Cleveland), New York City and Cincinnati. As of November 30, 2012, Victory Capital had approximately $20.2 billion in assets under management. Victory Capital’s principal offices are located at 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

The following table provides information on the principal executive officers and directors of Victory Capital.

Name	Title/Responsibilities	Address
David C. Brown	Co-Chief Executive Officer, Co-President, Chairman	4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144

Christopher A. Ohmacht	Co-Chief Executive Officer, Co-President	45 Rockefeller Plaza, New York, NY 10111

Richard G. Zeiger	Legal Counsel, Secretary, Director	127 Public Square, Cleveland, OH 44114

Joseph G. Rosmarin	Director	127 Public Square, Cleveland, OH 44114

Other Funds with Similar Investment Objectives Managed by Victory Capital.

Name	Assets as of November 30, 2012	Management Fee
Victory Established Value Fund	$1,326,622,046.00	0.49%

Board Considerations

At the September 12-13, 2012 Board meeting, the Board, including all of the Independent Trustees, unanimously approved (i) to terminate of the subadvisory agreement between Columbia Management and Goldman Sachs as subadviser to the Fund; (ii) the proposed subadvisory agreement between Victory Capital and Columbia Management (the “Subadvisory Agreement”) for the Fund; (iii) to change the name of the Fund to Variable Portflolio-Victory Established Value Fund; and (iv) to modify the Fund’s principal investment strategies to reflect Victory Capital’s investment process (the “Victory Capital Proposals”). The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with Victory Capital’s proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment performance, and compliance program of Victory Capital. Additionally, the Trustees considered the process undertaken during their most recent consideration and approval of advisory agreements, for annual renewal purposes, at the April 2012 meeting. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Victory Capital Proposals.

Nature, Extent and Quality of Services to be Provided by Victory Capital:

The Board considered its analysis of the reports and presentations received by it and the Contracts Committee, detailing the services proposed to be performed by Victory Capital as subadviser for the Fund, as well as its history, reputation, expertise, resources and capabilities, and the qualifications of its personnel. (The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an Investment Management Services Agreement between Columbia Management and the Fund.)

The Board observed that Victory Capital’s compliance program had been reviewed by the Funds’ Chief Compliance Officer and was determined by Asset Management Compliance to be reasonably designed to prevent violations of the federal securities laws. The Board also observed that information had been presented regarding the capabilities and financial condition of Victory Capital, and its ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board noted, in particular, that Victory Capital’s investment approach was reviewed by the Investment Review Committee and is set by its chief investment officer, who has 18 years of investment experience, and that the portfolio would be supported by four investment professionals. The Board also considered the information provided by Columbia Management and the Committee reports regarding Victory Capital’s personnel, its risk controls, philosophy, and process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement, including that the relatively broad scope of services required to be performed by Victory Capital was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also considered, in this regard, the proposed termination of Goldman Sachs and Columbia Management’s explanation that the termination was primarily due to changes in Goldman Sachs’ portfolio management team, its underperformance, and concerns about insufficient downside protection. The Board also reviewed the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a prospective successor subadviser with an investment style consistent with the Fund’s investment objective and focus. The Board also considered representations concerning the expectation that Victory Capital’s strategy is well suited for management’s desired risk/return profile for the Fund.

Investment Performance of Victory Capital:

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered Victory Capital’s investment performance, noting that Victory Capital has delivered solid performance results compared to Goldman Sachs over the one-, three-, five- and ten-year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that Victory Capital was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability:

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to Victory Capital would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by Victory Capital to other clients, observing that the proposed subadvisory fees are generally in line with (i) fees charged by Victory Capital to other subadvisory clients and (ii) subadvisory fees paid by Columbia Management to subadvisers of other subadvised funds. The Board also considered the expected profitability of Columbia Management and its affiliates in connection with the hiring of Victory Capital and concluded that the profitability levels were reasonable.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees were fair and reasonable in light of the extent and quality of services to be provided. In reaching this conclusion, no single factor was determinative. On September 13, 2012, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available on request, without charge, by contacting your financial intermediary, writing to Columbia Variable Portfolio Funds P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of November 30, 2012, Columbia Management and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203) owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

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